EXHIBIT 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces Second Quarter and Year-To-Date Results
PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	August 9, 2005
PMC Commercial Trust (AMEX: PCC) announced second quarter and year-to-date results today. Due primarily to an impairment charge of $1,854,000, our income from continuing operations decreased to $1,066,000 ($0.10 per share) during the three months ended June 30, 2005 from $3,108,000 ($0.29 per share) during the three months ended June 30, 2004. For the three months ended June 30, 2005, net income was $2,233,000, or $0.20 per share, compared to $3,583,000, or $0.33 per share, for the three months ended June 30, 2004. As described in more detail below, the impairment charge relates to a reduction in estimated future cash flows from our owned hotel properties.
Income from continuing operations decreased to $4,820,000 ($0.44 per share) during the six months ended June 30, 2005 from $5,522,000 ($0.59 per share) during the six months ended June 30, 2004. For the six months ended June 30, 2005, net income was $6,349,000, or $0.58 per share, compared to $17,829,000, or $1.89 per share, for the six months ended June 30, 2004. The net income for the six months ended June 30, 2004 includes an extraordinary gain resulting from the merger with PMC Capital, Inc. of $11,593,000.
Loan Originations
Fundings of new loans during the first half of 2005 were approximately $19.5 million compared to $23.9 million during the same period of 2004. Dr. Andrew S. Rosemore, Chairman of the Board, noted, “While fundings were down, our pipeline to fund new loans has increased to approximately $39 million at June 30, 2005 from $30 million December 31, 2004. Much of this backlog is for hotel construction projects and “take-out” loans for hotel construction projects which will provide us with a strong funding base for 2006.”
Lease Agreement Default
The May and June 2005 lease payments due from our tenant (“Arlington Inns, Inc.” or “AII”) were not paid. As a result, we declared an event of default under the lease agreement, requested payment from AII’s parent company (Arlington Hospitality, Inc. (“AHI”) as the guarantor and asserted our right to terminate AII’s possession of the properties without terminating the individual lease agreements. We obtained possession of one property which we currently operate; however, on June 22, 2005, AII filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, which prevented us from any further attempts to terminate possession of the remaining properties without termination of the leases. AHI has not filed for bankruptcy, although to date, AHI has not performed pursuant to the guaranty. On June 28, 2005, the Bankruptcy Court approved the rejection (i.e., termination) of two of the individual property leases under the Lease Agreement. As a result of the lease rejection, we were given possession of the two properties. Subsequent to the bankruptcy filing, AII made rent payments of approximately $224,000 each month during July and August 2005.
We have retained third party management companies to operate the three repossessed properties. There can be no assurance that AII will not reject either additional or all of the remaining individual property leases. It is our intention to sell these properties in an orderly and efficient manner. However, due to the bankruptcy of AII, there is an uncertainty as to the ultimate timing for the sale of these properties.
Dr. Rosemore stated, “We appreciate the continued patience of our shareholders as we proceed with the process of seeking the best possible resolution to the disposition of our properties. However, the timing of selling these properties is complicated by both the bankruptcy of our tenant and the failure of Arlington Hospitality, Inc. to honor its guaranty obligations. We have taken an accounting impairment charge for those properties which we believe will net us less than our recorded book value. To the extent we have estimated that the value of a property is greater than its net book value, if we achieve those sales prices, gains will be recognized when the properties are sold. We are hopeful that we will have sales contracts in the near future on two of the three properties which were repossessed. We are currently receiving rent on the 13 properties operated by Arlington Inns, Inc. As always, we continue to focus on our core business of originating real estate secured loans.”

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	August 9, 2005

Impairment Charge
We performed a recoverability test for our hotel properties to determine if the future undiscounted cash flows over our expected holding period for the hotel properties exceeded the carrying value of the properties. Future cash flows are based on estimated future rent payments to be received on the properties, proceeds from the sale and/or termination fees and property operations, if applicable. While there can be no assurance of the net proceeds that we will receive from selling our properties, we believe that the net proceeds on an aggregate basis will be approximately $32.5 million. While management believes these values are appropriate based on current market conditions, these values will change based on the numerous factors that impact the (1) local and national economy, (2) prospects for the hospitality industry, (3) timing of particular sales, (4) franchise affiliation and (5) particular operating results of the property. The net book value of our hotel properties as of June 30, 2005, before establishing any impairment charge-off was approximately $32.0 million. Based on a probability weighted analysis of the anticipated future cash flows we have identified that some of our hotel properties are deemed impaired. The aggregate impairment charge was approximately $1.9 million which was recorded during the second quarter of 2005.
Property Sales
During the six months ended June 30, 2005 gains of $1,114,000 were included in discontinued operations resulting primarily from the sale of three hotel properties for approximately $7.0 million. Included in discontinued operations during the six months ended June 30, 2004 were gains of $218,000 which was primarily the result of the sale during April 2004 of a limited service hospitality property for approximately $1.5 million.
Dividends
Our Board of Trust Managers met on June 11, 2005 and based primarily on the uncertainties regarding Arlington determined that the quarterly dividend be reduced from $0.35 per share to $0.30 per share. This dividend reduction factored in the reduced anticipated cash flow from Arlington and it is expected that this level of dividend can be maintained for the remainder of 2005. There can be no assurance that the uncertainties relating to the bankruptcy of our tenant or any other significant events will not cause a further reduction in the dividend.
Financial Position and Results of Operations
The following tables contain comparative selected financial data as of June 30, 2005 and December 31, 2004 and for the three and six months ended June 30, 2005 and 2004:
Financial Position Information:
(Dollars in thousands)

	June 30,	December 31,	Increase
	2005	2004	(Decrease) %
Loans receivable, net	$133,133	$128,234	4%
Retained interests in transferred assets	$65,001	$70,523	(8%)
Real estate investments, net	$30,132	$38,082	(21%)
Total assets	$245,853	$253,840	(3%)
Notes and debentures payable	$62,823	$60,749	3%
Credit facilities	$6,825	$14,600	(53%)
Total beneficiaries’ equity	$160,441	$161,304	—
Shares outstanding	10,895,421	10,876,961	—

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	August 9, 2005

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Six Months Ended June 30,			Three Months Ended June 30,
	2005	2004	Inc (Dec) %	2005	2004	Inc (Dec) %
Income:
Interest income	$5,312	$3,369	58%	$2,825	$2,028	39%
Lease income	2,963	2,289	29%	1,592	1,148	39%
Income from retained interests in transferred assets	4,426	3,843	15%	1,899	2,548	(25%)
Other income	1,923	1,280	50%	966	755	28%

Total income	14,624	10,781	36%	7,282	6,479	12%

Expenses:
Interest	2,506	2,118	18%	1,319	1,258	5%
Advisory and servicing fees to affiliate, net	—	282	(100%)	—	—	N/A
Depreciation	794	764	4%	399	386	3%
Salaries and related benefits	2,229	1,262	77%	1,174	955	23%
General and administrative	1,582	856	85%	985	633	56%
Impairment losses	1,854	—	N/A	1,854	—	N/A
Realized losses on retained interests in transferred assets	231	101	129%	210	88	139%
Provision for (reduction of) loan losses	269	(205)	(231%)	116	(16)	(825%)

Total expenses	9,465	5,178	83%	6,057	3,304	83%

Income before income tax provision, minority interest, discontinued operations and extraordinary item	5,159	5,603	(8%)	1,225	3,175	(61%)

Income tax provision	(294)	(51)	476%	(136)	(45)	202%
Minority interest (preferred stock dividend of subsidiary)	(45)	(30)	50%	(23)	(22)	5%

Income from continuing operations	4,820	5,522	(13%)	1,066	3,108	(66%)

Discontinued operations	1,529	714	114%	1,167	475	146%

Income before extraordinary item	6,349	6,236	2%	2,233	3,583	(38%)

Extraordinary item: negative goodwill	—	11,593	(100%)	—	—	N/A

Net income	$6,349	$17,829	(64%)	$2,233	$3,583	(38%)

Basic weighted average shares outstanding	10,882	9,397		10,887	10,845

Basic and diluted earnings per share:
Income from continuing operations	$0.44	$0.59	(25%)	$0.10	$0.29	(66%)
Discontinued operations	0.14	0.07	100%	0.10	0.04	150%
Extraordinary item	—	1.23	(100%)	—	—	N/A

Net income	$0.58	$1.89	(69%)	$0.20	$0.33	(39%)

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	August 9, 2005

Real Estate Investment Trust (“REIT”) Taxable Income
Taxable REIT income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands)
Net income	$6,349	$17,829	$2,233	$3,583
Less: taxable REIT subsidiaries net income, net of tax	(459)	(68)	(230)	(62)
Add: book depreciation	866	932	429	471
Less: tax depreciation	(720)	(930)	(360)	(459)
Book/tax difference on property sales	291	—	330	—
Book/tax difference on lease income	(1,094)	—	(713)	—
Book/tax difference on retained interests in transferred assets, net	1,549	1,419	1,034	703
Impairment losses	1,854	—	1,854	—
Negative goodwill	—	(11,593)	—	—
Asset valuation	237	(233)	125	(44)
Other book/tax differences, net	(200)	141	(161)	129

REIT taxable income	$8,673	$7,497	$4,541	$4,321

Distributions declared	$7,076	$6,746	$3,269	$3,691

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.